The Clorox Company Adopts Stockholder Rights Plan

OAKLAND, Calif., July 18, 2011 - The Clorox Company (NYSE: CLX) today announced that its board of directors has unanimously adopted a stockholder rights plan (the "Rights Plan" or "Plan") and declared a dividend of one right on each outstanding share of Clorox's common stock.

The Rights Plan is designed to assure that all of Clorox's stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against tactics to gain control of Clorox without paying all stockholders a premium for that control. Clorox's board of directors deemed it appropriate and prudent to adopt the Rights Plan at this time.

The Rights Plan is intended to enable all Clorox stockholders to realize the long-term value of their investment in the company. It will not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the board of directors prior to attempting a takeover.

Pursuant to the Plan, Clorox is issuing one preferred stock purchase right for each current share of common stock outstanding at the close of business on July 28, 2011. Initially, these rights will not be exercisable and will trade with the shares of Clorox's common stock.

Under the Rights Plan, the rights generally will become exercisable only if a person or group acquires beneficial ownership of 10 percent or more of Clorox's common stock in a transaction not approved by Clorox's board of directors. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of common stock having a value of twice the exercise price of the right. In addition, if Clorox is acquired in a merger or other business combination after an unapproved party acquires more than 10 percent of Clorox's common stock, each holder of the right would then be entitled to purchase at the then-current exercise price, shares of the acquiring company's stock, having a value of twice the exercise price of the right.

Clorox's board of directors may redeem the rights for a nominal amount at any time before an event that causes the rights to become exercisable. Under the Plan's terms, it will expire on July 16, 2012.

Details about the Rights Plan will be contained in a Form 8-K to be filed by Clorox with the U.S. Securities and Exchange Commission. Clorox stockholders will receive information regarding the Rights Plans over the coming week.

The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with 8,300 employees and fiscal year 2010 revenues of $5.2 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works® naturally derived home care products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration products, Glad® bags and wraps and containers, and Burt's Bees® natural personal care products. Nearly 90 percent of Clorox Company brands hold the No. 1 or No. 2 market share positions in their categories. The company's products are manufactured in more than two dozen countries and sold in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $80 million to nonprofit organizations, schools and colleges. In fiscal year 2010 alone, the foundation awarded $3.5 million in cash grants, and Clorox made product donations valued at $8.8 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-looking statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the company, including, but not limited to, whether the Rights Plan will have its intended effects. Actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management's expectations are described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as updated from time to time in the company's SEC filings, which are available from the SEC's website or without charge from the company. The company's forward-looking statements in this press release are based on management's current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media Relations

Kathryn Caulfield
510-271-7209
kathryn.caulfield@clorox.com

Dan Staublin
510-271-1622
dan.staublin@clorox.com

Joele Frank / Andrew Siegel / Andi Rose
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Investor Relations

Steve Austenfeld
510-271-2270
steve.austenfeld@clorox.com

Li-Mei Johnson
510-271-3396
li-mei.johnson@clorox.com